Exhibit 23.3

Deloitte LLP Hill House 1 Little New Street London EC4A 3TR Phone: +44 (0)20 7936 3000 Fax: +44 (0)20 7583 0112 www.deloitte.co.uk

23 September 2019

consent Letter

STRICTLY PRIVATE & CONFIDENTIAL

The Board of Directors

The Body Shop International Limited

Watersmead

Littlehampton

West Sussex

BN17 6LS

Dear Sirs

Consent of independent auditors

We consent to the use in this Registration Statement of Natura & Co Holding S.A. on Form F-4 dated 23 September 2019 of our report dated 17 July 2019 related to the financial statements of The Body Shop International Limited as of, and for the 8 month period ended, 31 August 2017 (which report expresses a qualified opinion relating to the lack of presentation of comparative information for the preceding period), appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

Yours faithfully

/s/ Deloitte LLP

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